Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-267816 on Form N–2A of our report dated August 14, 2024, relating to the financial statements and financial highlights of Fidelity Multi-Strategy Credit Fund, appearing in the Annual Report on Form N-CSR of Fidelity Multi-Strategy Credit Fund for the year ended June 30, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 18, 2024